As filed with the Securities and Exchange Commission on June 2 5 , 2014

Registration No. 333-195189

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	6712	32-0135202
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

100 South Second Avenue
Alpena, Michigan 49707

(989) 356-9041
(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Michael W. Mahler

President and Chief Executive Officer

100 South Second Avenue
Alpena, Michigan 49707

(989) 356-9041
(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Steven Lanter, Esq.	Martin Werner, Esq.
Luse Gorman Pomerenk & Schick, P.C.	Shumaker, Loop & Kendrick, LLP
5335 Wisconsin Avenue, N.W., Suite 780	1000 Jackson Street |
Washington, D.C. 20015	Toledo, Ohio 43604
Phone: (202) 274-2004	Phone: (419) 241-9000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, $0.01 par value per share	842,965 shares (1)	(2)	$6,919,681 (2)	$892

(1) Represents the maximum number of shares of First Federal of Northern Michigan Bancorp, Inc. common stock that may be issued in connection with the proposed merger to which this Registration Statement relates.

(2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the tangible book value of the shares of Alpena Banking Corporation common stock to be exchanged or cancelled in the merger, based upon $6,919,681, the stockholders’ equity of Alpena Banking Corporation as of March 31, 2014.

(3) Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying 0.00012880 by the proposed maximum aggregate offering price.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of First Federal of Northern Michigan Bancorp, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

EXPLANATORY NOTE

This Pre-Effective amendment No. 3 is being filed solely for the purpose of filing Exhibit 8.1 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Articles 12 and 13 of the Articles of Incorporation of First Federal of Northern Michigan Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

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E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

ARTICLE 13. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules

The exhibits and financial statements filed as part of this Registration Statement are as follows:

Exhibits

2.1	Agreement and Plan of Merger by and between among First Federal of Northern Michigan Bancorp, Inc. and Alpena Banking Corporation (1)

3.1	Articles of Incorporation of First Federal of Northern Michigan Bancorp, Inc. (2)

3.2	Bylaws of First Federal of Northern Michigan Bancorp, Inc. (2)

4.1	Form of Common Stock Certificate of First Federal of Northern Michigan Bancorp, Inc. (2)

5.1	Opinion of Luse Gorman Pomerenk & Schick, a Professional Corporation as to the legality of the securities being issued (*)

8.1	Opinion of Luse Gorman Pomerenk & Schick as to tax matters

10.1	Change in Control Agreements (2)

10.2	1996 Stock Option Plan (2)

10.3	2006 Stock-Based Incentive Plan (3)

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21	Subsidiaries of First Federal of Northern Michigan Bancorp, Inc. (4)

23.1	Consent of Plante & Moran PLLC (*)

23.2	Consent of Andrews Hooper Pavlik PLC (*)
23.3	Consent of Austin Associates, LLC (*)
23.4	Consent of RP Financial, LC. (*)

23.5	Consent of Luse Gorman Pomerenk & Schick, a Professional Corporation (set forth in Exhibits 5.1 and 8.1)

24	Power of attorney (set forth on the signature pages to this Registration Statement)

99.1	Form of Proxy of First Federal of Northern Michigan Bancorp, Inc. (*)

99.2	Form of Proxy of Alpena Banking Corporation (*)

__________________________

(*)	Previously filed
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2014.
(2)	Incorporated by reference to the Registration Statement on Form SB-2 of First Federal of Northern Michigan Bancorp, Inc. (Registration No. 333-121178), originally filed with the Commission on December 10, 2004.
(3)	Incorporate by reference to the Definitive Proxy materials filed on April 10, 2006 (No. 000-31957).
(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2014.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

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(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpena, State of Michigan, on June 2 5 , 2014.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

By:	/s/ Michael W. Mahler
Michael W. Mahler President, Chief Executive Officer and Director (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of First Federal Northern Michigan Bancorp, Inc. (the “Company”) severally constitute and appoint Michael W. Mahler with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Michael W. Mahler may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Michael W. Mahler shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Michael W. Mahler Michael W. Mahler	President, Chief Executive Officer and Director (Principal Executive Officer)	June 2 5 , 2014

/s/ Eileen M. Budnick Eileen M. Budnick	VP-Director of Financial Reporting & Accounting and Treasurer (Principal Financial and Accounting Officer)	June 2 5 , 2014

/s/ Martin A. Thomson Martin A. Thomson	Chairman of the Board	June 2 5 , 2014

/s/ Gary VanMassenhove Gary VanMassenhove	Director	June 2 5 , 2014

/s/ Thomas R. Townsend Thomas R. Townsend	Director	June 2 5 , 2014
/s/ James E. Kraenzlein James E. Kraenzlein	Director	June 2 5 , 2014